Exhibit 15

November 6, 2014

Covisint Corporation
One Campus Martius, Suite 700
Detroit, Michigan 48226

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Covisint Corporation and subsidiaries for the periods ended September 30, 2014, and 2013, as indicated in our report dated November 6, 2014; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, is incorporated by reference in Registration Statement No. 333-192931 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Detroit, Michigan